Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. PRESENTS XIAFLEX (CCH) DATA FROM MULTICORD AND RETREATMENT STUDIES AT THE ASSH ANNUAL MEETING

Data Support CCH could be Used to Treat Two Affected Joints Concurrently; Positive Results Presented from Additional Studies Evaluating CCH Retreatment for Recurrent Contracture

CHESTERBROOK, Pa., September 18, 2014 —   Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced the first presentation of positive safety and efficacy data from the AUX-CC-867 MULTICORD (MULtiple Treatment Investigation of Collagenase Optimizing the Resolution of Dupuytrens) Phase 3b study. This study evaluated collagenase clostridium histolyticum (CCH) for the treatment of two Dupuytren’s cords concurrently in the same hand. In addition, the study examined expanded flexibility with timing of the finger extension procedure. Additional positive data were presented from the AUX-CC-862 retreatment study that evaluated the retreatment of recurrent contracture in joints that were previously treated with CCH. These data will be presented at the 69th Annual Meeting of the American Society for Surgery of the Hand (ASSH) being held in Boston, September 18-20, 2014. XIAFLEX® (CCH) is a biologic approved in the U.S., EU, Canada and Australia for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord.

DC is a progressive hand disease that can present with multiple collagen “cords” that limit finger movement. It is estimated that 35 to 40 percent of annual surgical procedures in the U.S. are performed to treat more than one DC cord at a time(1).

“I believe these dual joint results are encouraging as they strongly suggest that XIAFLEX should provide a non-surgical option for treating appropriate DC patients with two affected joints concurrently in one office visit,” said Gary M. Pess, M.D., an orthopedic surgeon with Central Jersey Hand Surgery. “Additionally, data supporting the ability to delay the finger manipulation procedure for up to 72 hours show that there should be a benefit to both patients and physician offices’ scheduling flexibility.”

“In my opinion, the retreatment data support that XIAFLEX can provide expanded treatment options for physicians and appropriate DC patients,” said James R. Verheyden, M.D. President of The Center for Orthopedic and Neurosurgical Care & Research. “The study provides data supporting that XIAFLEX retreatment may be an option for recurrent DC patients who were previously treated with XIAFLEX using the non-surgical, in-office injection procedure.”

“These data from the MULTICORD study formed the basis of our sBLA filing for a labeling expansion for the treatment of two cords concurrently and delayed finger extension” said Adrian Adams, Chief Executive Officer and President of Auxilium Pharmaceuticals. “We are looking forward to our PDUFA date in October and if approved, we believe that two concurrent XIAFLEX injections may allow more rapid overall treatment of multiple affected joints, without the need to wait approximately four weeks between treatments as required in the current labeling.”

Highlights of the data presented include:

•                  Results were presented from the AUX-CC-867 MULTICORD Phase 3b study that provides data supporting that two concurrent CCH injections can be used in the treatment of hands with multiple affected joints, without the need to wait 30 days between single treatments, as required in the current approved product label for XIAFLEX. In the study, concurrent injections of CCH to treat two Dupuytren’s contractures on the same hand reduced fixed flexion contractures (FFCs) and increased range of motion (ROM). These results support those of two previously conducted pivotal studies examining multiple concurrent injections, AUX-CC-861 and AUX-CC-864.

•                  Delayed manipulation data from the MULTICORD study was selected for the ASSH Meeting’s Best Paper Session. These data support the ability to vary the time between a CCH injection and the finger extension procedure from 24 hours, per the current product labeling, to 72 hours and may allow for greater flexibility for both physicians and patients.

•                  Data presented from the AUX-CC-862 Retreatment study support retreatment of recurrent contractures in joints that were previously treated with CCH which may allow optionality for CCH patients. The investigator assessment of improvement and patient satisfaction showed that 85 percent of treated joints achieved positive outcomes. Study results also suggest an improvement in FFC and ROM in both metacarpophalangeal (MP) and proximal interphalangeal (PIP) joints.

•                  Following concurrent CCH injections to two affected joints (one injection per treated joint), FFCs reduction and clinical success rates were higher among joints with lower baseline severity compared to those with higher baseline severity. Lacerations were more common among patients with more severe pretreatment contractures.

•                  A post-hoc analysis of the MULTICORD study examined concurrently treating two affected joints (one injection per treated hand) of the same hand using local anesthesia (LA) prior to finger extension, which may result in greater reduction in FFCs.  Although the risk of skin laceration may be increased with LA, it was numerically lower when the finger extension was performed at 72 hours as opposed to 24 or 48 hours. All lacerations were treated with wound care or suture placement.

The U.S. Food and Drug Administration is currently reviewing Auxilium’s submission of a supplemental Biologics License Application (sBLA) requesting approval of XIAFLEX for the treatment of two Dupuytren’s cords concurrently. The PDUFA date for the sBLA is October 20, 2014.

About Dupuytren’s Contracture (DC)

DC is a progressive condition affecting the hand, specifically the layer of tissue just under the skin of the palm and fingers. While this layer of tissue normally contains collagen, in patients with DC there is an increase in the amount of collagen produced. Abnormal collagen build-up results in nodule and cord formation that worsens over time. Eventually, rope-like collagen cords may form, thicken and shorten, causing the fingers to be drawn in toward the palm. This thickening and shortening of the Dupuytren’s cord can reduce the finger’s range of motion (how much a person can move or straighten them). Once the Dupuytren’s collagen cord can be felt, it is referred to as a “palpable cord.” (2),(3)

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum, or CCH) is a biologic approved in the U.S., EU, Canada and Australia for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord and for the treatment of adult men with Peyronie’s disease (PD) with a palpable plaque and penile curvature deformity of at least 30 degrees at the start of therapy in the U.S. XIAFLEX consists of a combination of two subtypes of collagenase, derived from Clostridium histolyticum. Together, the collagenase sub-types are thought to work synergistically to break the bonds of the triple helix collagen structure. XIAFLEX has been granted Orphan status in the U.S. by the FDA for DC and PD.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences. With a broad range of first- and second-line products across multiple indications, Auxilium is an emerging leader in the men’s healthcare area and has strategically expanded its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas. The Company now has a broad portfolio of 12 approved products. Among other products in the U.S., Auxilium markets edex®(alprostadil for injection), an injectable treatment for erectile dysfunction, Osbon® ErecAid®, the leading device for aiding erectile dysfunction, STENDRA® (avanafil), an oral erectile dysfunction therapy, Testim® (testosterone gel) for the topical treatment of hypogonadism, an Authorized Generic version of Testim (testosterone gel) with its partner Prasco, LLC, TESTOPEL® (testosterone pellets) a long-acting implantable testosterone replacement therapy, XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of Peyronie’s disease and XIAFLEX for the treatment of Dupuytren’s contracture. The Company also has programs in Phase 2 clinical development for the treatment of Frozen Shoulder syndrome and cellulite. To learn more, please visit www.Auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.”  Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions, and include statements about: the efficacy and safety profiles of XIAFLEX; whether the Phase 3b study data is sufficient to support use of XIAFLEX as a non-surgical treatment option for treating appropriate DC patients with two affected joints concurrently; whether such concurrent treatment will reduce the need for further surgical procedures for certain DC patients; whether such data supports the ability of treating physicians to delay the finger manipulation procedure and whether such delay will be of benefit to treating physicians and DC patients; whether the retreatment data from the AUX-CC-862 Retreatment study supports using XIALFEX to provide, and whether XIAFLEX will indeed provide, long-term treatment options for DC; whether XIAFLEX retreatment for DC patients will reduce the need for further surgical procedures; whether the data presented by the Company supports, whether and when the FDA will approve, the Company’s sBLAs seeking label expansions for XIAFLEX for the treatment of two DC cords concurrently and for the retreatment of previously treated DC cords; and the Company’s product candidates in development. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Auxilium Contacts:

Keri P. Mattox / SVP, IR &	Nichol L. Ochsner / Senior Director, IR &
Corporate Communications	Corporate Communications
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
kmattox@auxilium.com	nochsner@auxilium.com

(1)         Ipsos DC Buying Process, Patient survey Aug-Sept’12, HCP survey Sept-Oct’12, HCP n=496

(2)         Luck JV. Dupuytren’s contracture: a new concept of the pathogenesis correlated with surgical management. J Bone Joint Surg Am. 1959;41(4):635-664.

(3)         Desai SS, Hentz VR. Collagenase clostridium histolyticum for Dupuytren’s contracture. Expert Opin Biol Ther. 2010;10(9):1395-1404.